                                                                     EXHIBIT 2.6


                                    FORM OF
                           AMENDMENT TO AGREEMENT AND
                             PLAN OF REORGANIZATION


         THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION dated ________, 1999, by and among The Plastic Surgery Company, a Georgia corporation, formerly known as Better Image, Inc. ("PSC"), ______________________________ (the
"Company"), and __________________, a resident of the State of __________________ (the "Shareholder").

         WHEREAS, PSC, the Company and the Shareholder entered into that certain Agreement and Plan of Reorganization by and among PSC, the Company, and the Shareholder, to be effective as of __________________, whereby the Company, the Shareholders and PSC agreed to effect the Merger upon the terms and conditions set forth therein (the "Original Agreement");

         WHEREAS, PSC, the Company and the Shareholder desire to amend the Original Agreement as set forth in this Amendment relating to the termination provisions of the Original Agreement and the non-stock portion of the consideration of the consideration for the merger of the Company into PSC, subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Original Agreement as follows:

1. Amendment of Annex I of Original Agreement. The parties agree that Annex 1 of the Original Agreement shall be amended and restated in its entirety as follows:

                                     ANNEX I

                              MERGER CONSIDERATION


         The consideration to be received by the Shareholder pursuant to the Agreement (the "Merger Consideration") is payable as follows:

         Better Image hereby agrees to pay to the Shareholder Better Image common stock and cash totaling an amount equal to $_____________ ( the "Purchase Price"). The Purchase Price shall be paid as follows:

         (a) 10% of the Purchase Price shall be paid in cash or immediately available funds at Closing;

         (b) 10% of the Purchase Price shall be paid in a 5 year note substantially in form of Exhibit ___; and

         (c) The remainder of the Purchase Price to be paid to the Shareholder in stock of Better Image to be valued at the time of the IPO, which IPO shall occur simultaneously with the Closing.

2.       Amendment of Section 6.13 of Original Agreement. The parties agree that
Section 6.13 of the Original Agreement shall be amended and restated in its entirety as follows:

         6.13 PUBLIC OFFERING OR FIRM UNDERWRITING. Better Image shall have completed on or before November 30, 1999, an initial public offering (the "IPO") for the sale of the common stock of Better Image.

3.       Amendment of Section 7.5 of Original Agreement. The parties agree that
Section 7.5 of the Original Agreement shall be amended and restated in its entirety as follows:

         SECTION 7.5 INITIAL PUBLIC OFFERING. PSC shall have completed the IPO for the sale of the common stock of PSC on or before November 30, 1999.

4.       Miscellaneous.

         a. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopies, telegraphed or telexed (transmission confirmed), or otherwise actually delivered to the parties as set forth in the Original Agreement.

         b. Severability and Governing Law. Should any Section or any part of a Section within this Amendment be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Amendment. This Amendment is made and entered into in the State of Georgia and the internal laws of the State of Georgia (without regard to the principles of conflicts of laws) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         c. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         d. Captions and Section Headings. Section titles or captions contained in this Amendment are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         e. Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Amendment.

         f. Definitions. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Original Agreement.

         g. Survival. Except as specifically modified by this Amendment, the Original Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement and Plan of Reorganization as of the day and year first above written.

                                  PSC:

                                  THE PLASTIC SURGERY COMPANY


                                  By:
                                     ------------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------


                                  COMPANY:

                                  ---------------------------------------------



                                  By:
                                     ------------------------------------------


                                  SHAREHOLDER:



                                  ---------------------------------------------



                                      -3-